April 2, 2015

Gray Fox Petroleum Corp.
3333 Lee Parkway, Suite 600
Dallas, TX 75219
Attn: President or Secretary

Dear Sir or Madam:

I hereby tender my resignation as an officer in each and every capacity currently held by me of Gray Fox Petroleum Corp., a Nevada corporation (the "Company"), to be effective on April 2, 2015, and I hereby tender my resignation as a director of the Company, to be effective on April 2, 2015.

Very truly yours,

Lawrence Pemble